Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 30, 2026, relating to the consolidated financial statements of Prenetics Global Limited appearing in the Annual Report on Form 20-F and 20-F/A for the year ended December 31, 2025.

/s/ Deloitte Touche Tohmatsu
Hong Kong, People's Republic of China
August 21, 2026